CHINA ARCHITECTURAL ENGINEERING, INC.

CHARTER OF THE COMPENSATION COMMITTEE

Adopted as of June 17, 2009

I. Purpose

The purpose of the Compensation Committee (the “Committee”) of China Architectural Engineering, Inc. (the “Company”) is to aid the Board of Directors (the "Board") in meeting its responsibilities with regard to oversight and determination of executive compensation.

II. Membership and Structure

The Committee will be composed of at least two directors, all of whom satisfy the definition of "independent" under the listing standards of the NASDAQ Stock Market (or such other exchange upon which the Company’s securities are listed). All Committee members shall also be "non-employee directors" as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and, if desirable, "outside directors" as defined by Section 162(m) of the Internal Revenue Code. The Committee members will be appointed by the Board and may be removed by the Board in its discretion. The Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate, provided the subcommittees are composed entirely of independent directors.

III. Meetings

The Committee shall meet as often as its members deem necessary to perform the Committee's responsibilities.

IV. Committee Authority and Responsibilities

The Committee will have the authority, to the extent it deems necessary or appropriate, to retain a compensation consultant to assist in the evaluation of director, Chief Executive Officer (CEO) or executive officer compensation. The Committee shall have sole authority to retain and terminate any such consulting firm, including sole authority to approve the firm's fees and other retention terms. The Committee shall also have authority, to the extent it deems necessary or appropriate, to retain other advisors. The Company will provide for appropriate funding, as determined by the Committee, for payment of compensation to any consulting firm or other advisors employed by the Committee. The Committee will make regular reports to the Board and will propose any necessary action to the Board. The Committee will review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval. The Committee will annually evaluate the Committee's own performance.

The Committee, to the extent it deems necessary or appropriate, will:

•
Determine CEO compensation. In determining the amount, form and terms of such compensation, the Committee shall consider the annual performance evaluation of the CEO conducted by the Board in light of corporate goals and objectives relevant to CEO compensation, competitive market data pertaining to CEO compensation at comparable companies, and such other factors as it shall deem relevant, and shall be guided by, and seek to promote, the best interests of the Company and its stockholders.

•
Determine non-CEO executive officer compensation (the Company's CEO may be present at the meeting deliberations on this subject, but may not vote). In determining the amount, form, and terms of such compensation, the Committee shall consider the officer's performance in light of corporate goals and objectives relevant to executive compensation, competitive market data pertaining to executive compensation at comparable companies, and such other factors as it shall deem relevant, and shall be guided by, and seek to promote, the best interests of the Company and its stockholders.

•	Review and make recommendations on the adequacy and effectiveness of Board compensation in relation to compensation at comparable companies.

•	Review and approve any reports of the Compensation Committee to be included in the Company's SEC filings or otherwise publicly disseminated.